SCHEDULE 14A
                               (RULE 14A-101)

                          SCHEDULE 14A INFORMATION

 PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
 1934
                           (AMENDMENT NO.      )

 Filed by the Registrant {X}

 Filed by a Party other than the Registrant {   }

 Check the appropriate box:

 {  } Preliminary Proxy Statement
      {   } Confidential, For Use of the Commission Only (as permitted by
            Rule 14a-6(e)(2))
 {  } Definitive Proxy Statement
 {  } Definitive Additional Materials
 {X}  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              AMP INCORPORATED
                        ----------------------------
              (Name of Registrant as specified in its charter)

                        ----------------------------
    (Name of person(s) filing proxy statement, if other than Registrant)

 Payment of Filing  Fee (Check the appropriate box):

 {X}  No fee required.

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      0-11.

      (1)  Title of each class of securities to which transaction applies:
      (2)  Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
      (4)  Proposed maximum aggregate value of transactions:
      (5)  Total fee paid.

 ________
 {  } Fee paid previously with preliminary materials.
 {  } Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:
      (2)  Form, Schedule or Registration Statement No.:
      (3)  Filing Party:
      (4)  Date Filed:



 FOR IMMEDIATE RELEASE

 Contacts:
 Richard Skaare                              Joele Frank / Dan Katcher
 AMP Corporate Communication                 Abernathy MacGregor Frank
 717/592-2323                                212/371-5999
 Doug Wilburne
 AMP Investor Relations
 717/592-4965


                  AMP FILES PRELIMINARY CONSENT REVOCATION
                             MATERIALS WITH SEC

            AMP Files Immediately in Response to AlliedSignal's
            Filing of Preliminary Consent Solicitation Materials


 HARRISBURG, PA, AUGUST 13, 1998 -- AMP Incorporated (NYSE: AMP) today filed with the SEC preliminary materials to solicit the revocations of any consents AlliedSignal may receive in its intended solicitation of AMP shareholders. AMP's filing follows by 24 hours AlliedSignal's filing of preliminary solicitation materials with the SEC.

 While the AMP Board is currently reviewing the AlliedSignal offer, it firmly believes that AlliedSignal's intended consent solicitation is a tactic designed to limit the Board's options and flexibility in evaluating the AlliedSignal offer. The company said, "This tactic is transparent. Our shareholders fully recognize the importance of having a Board that is committed to acting in the best interests of AMP
 - and not in the best interests of AlliedSignal."

 Headquartered in Harrisburg, PA, AMP is the world's leading manufacturer of electrical, electronic, fiber-optic and wireless interconnection devices and systems. The company has 48,300 employees in 53 countries serving customers in the automotive, computer, communications, consumer, industrial and power industries. AMP sales reached $5.75 billion in 1997. IndustryWeek recently named the company to its list of the "100 Best Managed Companies."


                                   # # #


                                   -more-

 AMP and certain other persons named below may be deemed to be participants in the solicitation of revocations of consents in response to AlliedSignal's consent solicitation. The participants in this solicitation may include the directors of AMP (Ralph D. DeNunzio, Barbara H. Franklin, Joseph M. Hixon III, William J. Hudson, Jr., Joseph M. Magliochetti, James E. Marley, Harold A. McInnes, Jerome J. Meyer, John C. Morley, Paul G. Schloemer and Takeo Shiina); the following executive officers of AMP: William J. Hudson (Chief
 Executive Officer and President), James E. Marley (Chairman), Robert Ripp (Executive Vice President, Global Businesses), William S. Urkiel (Corporate Vice President and Chief Financial Officer), Richard P. Clark (Divisional Vice President, Global Wireless Products Group), Herbert M. Cole (Corporate Vice President and President, Global Terminal and Connector Operations), Thomas DiClemente (Corporate Vice President and President, Europe, Middle East, Africa), Rudolf Gassner (Corporate Vice President and President, Global Personal Computer Division), Charles W. Goonrey (Corporate Vice President and General Legal Counsel), Juergen W. Gromer (Corporate Vice President and President, Global Automotive Division), John E. Gurski (Corporate Vice President and President, Global Value-Added Operations and President, Global Operations Division), David F. Henschel (Corporate Secretary), John H. Kegel (Corporate Vice President, Asia/Pacific), Mark E. Lang (Corporate Controller), Philippe Lemaitre (Corporate Vice President and Chief Technology Officer), Joseph C. Overbaugh (Corporate Treasurer), Nazario Proietto (Corporate Vice President and President, Global Consumer, Industrial and Power Technology Division); and the following other members of management of AMP: Douglas Wilburne (Director, Investor Relations) and Mary Rakoczy (Manager, Shareholder Services). As of the date of this communication, none of the foregoing participants individually beneficially own in excess of 1% of AMP's common stock or in the aggregate in excess of 2% of AMP's common stock.

 AMP has retained Credit Suisse First Boston Corporation ("CSFB") to act as its financial advisor in connection with the AlliedSignal
 Offer, for which CSFB will receive customary fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, AMP has agreed to indemnify CSFB and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement. CSFB is an investment banking firm that provides a full range of financial services for institutional and individual clients. CSFB does not admit that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning CSFB. In connection with CSFB's role as financial advisor to AMP, CSFB and the following investment banking employees of CSFB may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of AMP: Alan H. Howard, Steven Koch, and Scott Lindsay. In the normal course of its business, CSFB regularly buys and sells securities issued by AMP for its own account and for the accounts of its customers, which transactions may result in CSFB and its associates having a net "long" or net "short" position in AMP securities, or option contracts or other derivatives in or relating to such securities. As of August 12, 1998, CSFB had a net long position of 99,766 shares of AMP common stock.